Exhibit 10.1

SEPARATION AGREEMENT

          This SEPARATION AGREEMENT (this “Agreement”) is made and entered into by Mr. Todd M. DuChene (the “Executive”) and Fisher Scientific International Inc., a Delaware corporation (the “Company”) dated as of March 4, 2005.

          WHEREAS, the Executive has given notice in writing dated February 4, 2005 of his intention to resign his employment;

          WHEREAS, the Company and the Executive believe it is in the best interest of the Company to enter into this Agreement and provide for a more orderly transition of the Executive from the Company.

          NOW, THEREFORE, the Company and the Executive hereby agree as follows:

     1. Resignation. The Executive’s employment with the Company shall terminate effective as of August 31, 2005 (the “Termination Date”). The Executive resigned his positions as Senior Vice President of Corporate Development, Chief Legal Officer and Secretary of the Company and all positions as an officer or director of the Company and any of its subsidiaries or affiliates effective as of March 4, 2005. From and after the date hereof, the Executive shall perform such duties as may be reasonably and lawfully requested by the Vice Chairman of the Company to the extent such duties are consistent (both in terms of the nature and extent of such services) with the Executive’s former positions, duties and status with the Company.

     2. Payments and Benefits.

(a) Accrued Compensation. On or as soon as practicable following the date hereof, the Company shall pay to the Executive all accrued but unpaid salary and shall reimburse the Executive for any outstanding business expenses for which he is entitled to be reimbursed.

(b) Compensation. The Company shall continue to pay Executive his current base salary until the Termination Date.

(c) Severance Payment. On or as soon as practicable following the Payment Date (as defined in Section 9 of Exhibit B hereto), the Company shall pay to the Executive a lump sum in cash of one million six hundred fifty thousand dollars ($1,650,000).

(d) Benefits. Through the second anniversary of the Termination Date (such period, the “Severance Period”), the Company shall continue to provide the Executive and his eligible dependents with medical, dental and vision benefits as set forth in Exhibit A to this Agreement, provided that such benefits shall be secondary to those provided under any other plan, program, practice or policy by any subsequent employer of the Executive. The period for the required continuation coverage under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal

Revenue Code of 1986, as amended (known as “COBRA” benefits), shall be considered to begin immediately following the end of the Severance Period.

(e) SERP Retirement Distribution. On or as soon as practicable following the Termination Date, the Company shall pay to the Executive a lump sum in cash equal to $1,100,000 which amount has been calculated based on average recognized compensation through the Termination Date and years of service including the Severance Period, which payment shall be in full satisfaction of the Executive’s Retirement Benefit under the Company’s Executive Retirement and Savings Program. Executive shall continue to be eligible for retiree medical insurance under the Company’s retiree medical plan as in effect from time to time and in accordance with generally applicable plan provisions.

(f) Supplemental Savings Plan Distribution. On or as soon as practicable following the Termination Date, the Executive shall be entitled to receive a lump sum cash distribution of his account balance (all of which is vested) under the Company’s Supplemental Savings Plan (the “Savings Plan”) which amount is equal to $418,510.99 as of 12/31/04. This distribution shall be in full satisfaction of the Executive’s rights under the Savings Plan.

(g) 2004 Performance Bonus. The Executive shall be entitled to receive payment of a 2004 performance bonus (the “Performance Bonus”) in the amount of $487,500. Such Performance Bonus shall be paid to the Executive on or about the same time that such Performance Bonus is paid to other executive officers of the Company but in no event later than March 31, 2005.

(h) Administrative Support. The Company shall provide the Executive with an office, telephone, desk and reasonable administrative support through the Consulting Period.

     3. Stock Options. All outstanding stock options held by the Executive as of the Payment Date shall become vested and exercisable on the Payment Date and shall remain exercisable until the earlier of (a) ninety (90) days following the Termination Date or (b) the expiration of the original term of such option. Shares of Company stock received by the Executive upon exercise of such options shall not contain any restrictive legends or be subject to any restrictions on transferability.

     4. Consulting Arrangement; Cooperation. Commencing on the Termination Date, the Executive shall make himself reasonably available to perform consulting services to the Company as reasonably requested by the Vice Chairman of the Company for a period of six (6) months (the “Consulting Period”). Such services shall be consistent with the Executive’s former positions, duties and status with the Company, it being understood that the Executive shall not be required to provide services on a full-time basis during the Consulting Period. The Company shall pay to the Executive as compensation for such consulting services an aggregate amount of $175,000 (the “Fee”), such Fee to be payable in twice monthly installments of $14,583.33, less any applicable withholding; provided that prior to December 31, 2005, the Company shall pay the Executive any remaining unpaid balance of the Fee in a single lump sum payment. Should the Company require additional consulting services from the Executive, the Executive shall negotiate in good faith an extension to the Consulting Period, subject to the Executive’s availability and other responsibilities. In addition, in order to ensure a smooth transition from the Executive’s employment with the Company, the Executive shall make himself reasonably available (in light of the Executive’s personal and business demands) to provide reasonable assistance to and cooperation with the Company during the Severance Period in connection with any Company matters concerning which the Executive had knowledge or responsibility while employed by the Company, subject in all events to the demands of the Executive’s then current employer. If during the Severance Period or thereafter, the Company becomes involved in any legal action relating to events which occurred during the Executive’s employment, the Executive will cooperate in good faith in the preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents or providing of information requested by the Company. Reasonable out-of-pocket expenses related to such assistance will be reimbursed by the Company.

     5. Nondisparagement. The Executive agrees not to make any statement that is intended to or could reasonably be expected to disparage the Company or its directors or officers. The Company agrees that it shall not, and it shall cause each executive officer, director and each member of its Human Resources department not to make a statement (including any statement to any prospective employer) that is intended to or could reasonably be expected to disparage the Executive. Notwithstanding the foregoing, nothing in this Section 5 shall prevent any person from (i) responding to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

     6. Publicity. The Company and the Executive shall cooperate in the preparation of one or more statements in respect of the Executive’s employment by the Company (each, a “Statement”). The Company, the Company’s Human Resources Department, Mr. Paul M. Montrone, Chairman and Chief Executive Officer of the Company, and Mr. Paul M. Meister, Vice Chairman of the Company shall each respond to any inquiries regarding the Executive’s employment by making statements consistent with the Statement and will not issue a press release or media release or make any statement or comment that is inconsistent with such Statement.

     7. Confidentiality. The Executive shall hold in a fiduciary capacity consistent with the lawyer’s Canon of Ethics for the benefit of the Company all secret, confidential or other non-public information, knowledge or data relating to the Company or any of its affiliates or employees, officers or directors in such capacity that he has obtained or may obtain during his employment in any capacity by the Company or any of its affiliates (including his employment as a consultant hereunder) (collectively, “Company Information”). Anything herein to the contrary notwithstanding, the provisions of this Section 7 shall not apply (i) to the extent that disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the

Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7 or (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive.

     8. Release. On or about the date hereof, the Executive shall execute the General Release and Waiver set forth in Exhibit B hereto (the “Release”). If the Executive revokes the Release in accordance with its terms, this Agreement shall be null and void and any current agreement with the Executive shall continue in effect in accordance with its terms. The Company acknowledges that its executive officers do not know, as of the date hereof, of any claims that the Company may have against the Executive.

     9. Indemnification. To the fullest extent permitted by the Delaware General Corporation Law and the Company’s certificate of incorporation and by-laws, the Company shall indemnify the Executive against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive, or the person of whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The Company shall continue to maintain a director’s and officers’ liability insurance policy covering the Executive to the same extent and with the same limits and retentions as the Company provides such coverage for its other executive officers and directors.

     10. Outplacement Services. At the Executive’s request, the Company shall provide the Executive with outplacement services not exceeding $20,000 in value. The Company will release any executive search firm from any agreement not to solicit for employment any employee or former employee of the Company as it relates to the Executive.

     11. Entire Agreement; Other Benefits. This Agreement contains the entire agreement of the parties, relating to the Executive’s employment by Company and termination of employment and all other matters arising between Company and the Executive prior to the date and time of execution hereof, and supersedes all prior discussions, agreements, contracts and understandings between the parties, with the exception of any Agreement Relating to Intellectual Property, Competitive Activities, Confidential Information, Conflicts of Interests and Release (“Non-Compete Agreement”) executed by the Executive. With respect to the Non-Compete Agreement, such Non-Compete Agreement shall prohibit the Executive from providing legal services on an hourly basis to any direct competitor of the Company. The Executive and the Company agree that it is their specific intent that all provisions of such Non-Compete Agreement as modified above shall survive the execution of this Agreement and shall remain fully binding and enforceable on the Company and the Executive. This Agreement may be amended only in writing signed by the parties. The Company agrees to pay the reasonable legal fees and expenses incurred by the Executive in connection with the negotiation of this Agreement not to exceed $25,000.

     12. Return of Property and Company Information. The Executive has returned or agrees to return to Company, within five calendar (5) days of the Executive’s separation from the Company, all Company Information and copies thereof, including, but not limited to, such Information contained in documents, memoranda or other recorded form, and all other property belonging to the Company which is in the Executive’s possession or control, it being understood that such Information does not include the Executive’s personal books and reference materials, the Executive’s transaction “bibles” and other bound volumes that contain copies of original materials and the Executive’s hp Compaq nc4000 computer.

     13. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. In the event of the Executive’s death in any manner, any and all obligations owed to the Executive shall be paid the Executive’s heirs (whether by will or otherwise) (including, continuing medical and other benefit coverage for the Executives current dependents). This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

     14. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of New Hampshire or federal law, where applicable. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

     16. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

Todd M. DuChene
11 Hunter Drive
Hampton, NH 03842

With a copy to:

Scott Price, Esq.
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005

If to the Company:

Mr. John McMahon
Senior Vice President Global Human Resources
Fisher Scientific International Inc.
1 Liberty Lane
Hampton, NH 03842

With a copy to:

Ralph Arditi, Esq.
Skadden Arps Slate Meagher & Flom LLP
4 Times Square
New York, NY 10036

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

     17. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. Each of the Executive and the Company shall bear their respective tax liabilities, if any, resulting from this Agreement. The Executive acknowledges that the Company has made no representations about the tax consequences of any amount received by him pursuant to the terms of this Agreement.

     18. Remedies. Each party acknowledges and agrees that if he or it (or the Fisher executives or the individuals named in such section in the case of Section 5 or 6 hereof) violates and/or breaches this Agreement in any manner, the other party shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that such nonbreaching party has suffered as a result of any such violation or breach. Each party further acknowledges and agrees that it would be difficult to measure any damages caused to the other which might result from any breach of the promises set forth in this Agreement, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, each party acknowledges and agrees that if he or it breaches or threatens to breach, any portion of this Agreement, the other party shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the nonbreaching party and without the necessity of posting any bond or other security.

     19. Review and Approval. The Compensation Committee of the Board of Directors of the Company has reviewed and approved the terms of this Agreement, and has authorized the party executing this Agreement on behalf of the Company to do so.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

/s/ Todd M. DuChene

Todd M. DuChene

FISHER SCIENTIFIC INTERNATIONAL INC.

By:	/s/ Kevin P. Clark

Name: Kevin P. Clark
Title: Chief Financial Officer

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